Filed pursuant to Rule 424(b)(3)
Registration No. 333-125077

PROSPECTUS SUPPLEMENT NO. 8 DATED APRIL 20, 2006
(to prospectus dated June 3, 2005)
VECTOR GROUP LTD.
5% Variable Interest Senior Convertible Notes due November 15, 2011
and
Common Stock Issuable upon Conversion of the Notes

     This prospectus supplement supplements the prospectus dated June 3, 2005 of Vector Group Ltd. relating to the sale by certain of our securityholders (and their transferees, pledgees, donees and successors) of our 5% Variable Interest Senior Convertible Notes due November 15, 2011 and the common stock issuable upon conversion of the notes. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supercedes the information contained in the prospectus.
     The table of selling securityholders contained on pages 53 to 55 of the prospectus is hereby amended to add the following additional selling securityholders.

			Number of Shares of	Number of Shares
	Principal Amount		Common Stock	of Common Stock	Number of Shares of
	of Notes		Beneficially Owned	that May Be Sold	Common Stock	Percentage of
	Beneficially Owned	Percentage of Notes	Before This	Pursuant To This	Beneficially Owned	Common Stock
Name	that May Be Sold	Outstanding	Offering	Prospectus (1)	After this Offering	Outstanding (2)
CNH CA Master Account, L.P. (3)	$405,000	1.4%	0	21,916	0	*

*	Less than 1%.

(1)	Assumes conversion of all of the securityholders’ notes at a conversion price of $18.48 per share of common stock. The conversion price is subject to adjustment as described under “Description of Notes-Conversion Rights” and, as a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2)	Calculated based on Rule 13d-3(d)(i) of the Exchange Act using shares of common stock outstanding as of April 19, 2006. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular securityholder’s notes. We did not assume, however, the conversion of any other securityholder’s notes.

(3)	CNH Partners, LLC is the investment advisor of the selling securityholder and has sole voting and dispositive power over these securities. Investment principals for the advisor are Robert Krail, Mark Mitchell and Todd Pulvino. The notes shown in this prospectus supplement are in addition to the $10,970,000 principal amount of notes previously reported in this prospectus as owned by such holder.

     Investing in the notes and our common stock involves risks, which are described under “Risk Factors” beginning on page 12 of the prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is April 20, 2006.